Exhibit 99.1

PRESS CONTACT:                                       INVESTOR RELATIONS:
Steve Simon                                          MCC Financial Services
S&S Public Relations, Inc.                           310/453-4667 ext. 239
847/955-0700 ext. 9347                               ir@mccglobal.com
steve@sspr.com                                       ----------------
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            Onelink4travel Accepts A Further $1.4 Million In Funding

SAN FRANCISCO -- (July 18, 2005) -- Onelink4travel, Inc. (OTC Bulletin Board:
OLKT - News), a provider of integrated global distribution and financial settlement services to the travel and tourism industry, today announced that it has secured a further $1.4 million in private capital. The $1.4 million is in addition to the $6.45 million convertible debt offering closed in the first part of May, for a total of $7.85 million in financing for the Company. The funds will be used to support working capital and product launch needs.

     The funding has the same terms as the initial offering in which investors have the option to convert their 36-month promissory notes to the Company's common stock at $1.50 per share.

     "We are gratified to have received substantial interest from both individual and institutional investors," commented Bill Guerin, chairman and CEO of Onelink4travel, Inc. "We are also pleased to see the continued confidence in our plan and travel market opportunity."



About Onelink4travel, Inc.:
Onelink4travel (OTC Bulletin Board: OLKT - News) is a provider of integrated global distribution and financial settlement services to the travel and tourism industry. The firm is the first of its kind to offer non-airline travel suppliers the ability to distribute a pre-paid product through travel agents worldwide, and to effect financial settlement through a single, online global distribution and financial settlement system. Onelink4travel's mission is to increase the number and quality of online bookings made through global retail travel channels, while improving cash flow and reducing distribution costs, ultimately resulting in lower prices for the consumer. Headquartered in San Francisco, Onelink4travel is operated by an experienced team of travel distribution professionals, financial settlement experts and established travel technology partners. For more information, visit http://www.onelink4travel.com.


This press release is not a solicitation to buy or sell securities. This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including delays in development and implementation of the Company's system, market acceptance of the new system and problems in obtaining additional financing. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

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